                                                                   EXHIBIT 10.20


                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this ____ day of August 1998, by and between OmniOffices, Inc., a Delaware corporation (the "Company"), and Gary Kusin (the "Executive").

                                   WITNESSETH

                  WHEREAS, the Company is engaged, directly or indirectly, in the executive office suites business, which involves providing office space on a short-term, individual office basis, together with telephone-answering, data-processing and other office support services, at an agreed upon price;

                  WHEREAS, the Company believes that it would benefit from the Executive's skill, experience and background, and wishes to employ the Executive as its President and Chief Executive Officer; and

                  WHEREAS, the parties desire by this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Executive.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

                  1. Employment and Duties. The Company hereby employs the Executive as its President and Chief Executive Officer, and the Executive accepts such employment, on the terms and subject to the conditions provided in this Agreement. The Executive shall devote his best efforts and full business time, attention, energy and skill to performing the duties of President and Chief Executive Officer of the Company. As part of these duties, Executive shall serve on the Board of Directors of the Company (the "Board") and as the Company's representative as a director of HQ Holdings Limited, a subsidiary in which the Company owns all of the voting stock, and such other subsidiaries as the Board and Executive mutually agree. Provided that such activities do not violate any term or condition of this Agreement, or materially interfere with performance of his duties hereunder, nothing herein shall prohibit the Executive from (a) participating in other business activities approved in advance by the Board in accordance with any terms and conditions of such approval, such approval not to be unreasonably withheld or delayed, (b) engaging in charitable, civic, fraternal or trade group activities, and (c) investing his personal assets in other entities or business ventures, subject to any policies of the Company applicable to all executive personnel of the Company.

                  2. Employment Term.

                     (a) Initial Term. Subject to the terms and conditions of this Agreement, the Executive's term of employment under this Agreement (the "Employment Term") shall commence on September 8, 1998 (the "Effective Date") and continue until August 31, 2001 (the "Initial Term") subject to the extension provisions of Section 2(b), unless terminated earlier in accordance with the provisions of Section 4.

                     (b) Extensions. Upon expiration of the Initial Term, the Employment Term shall automatically be extended for a new two-year period expiring on the second anniversary of the Initial Term (the "Extension Term"), and thereafter shall automatically renew upon expiration of each such Extension Term for a new two-year period expiring on the second anniversary of such Extension Term, except that the Employment Term shall not be extended automatically if (i) prior to 180 calendar days before the Employment Term is scheduled to be extended automatically, the Company, with the approval of a majority of the members of Board (not including the Executive) delivers to the Executive, or the Executive delivers to the Company, written notice that the automatic extension provision of this Section 2(b) shall be inoperative, (ii) a notice of termination has been delivered and not withdrawn under Section 4 or
(iii) the Executive dies or turns 62 years of age during the current Initial Term or Extension Term, as the case may be.

                  3. Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, the Executive shall be compensated as follows:

                     (a) Base Compensation. The Company shall pay to the Executive as base compensation an annual salary ("Base Compensation"), of Four Hundred Thousand Dollars ($400,000), payable in accordance with the general policies and procedures for payment of salaries to senior executive personnel of the Company as implemented by the Board, in substantially equal installments, subject to withholding for applicable federal, state, local and foreign taxes. Increases in Base Compensation, if any, shall be determined by the Board based on periodic reviews of the Executive's performance conducted on at least an annual basis at the beginning of each fiscal year, beginning in 2000. In making determinations as to whether increases in Base Compensation are appropriate, the Board shall obtain and consider, inter alia, reliable information on the compensation of chief executive officers of comparable businesses.

                     (b) Cash Incentive Compensation. The Executive shall be eligible to receive an annual cash bonus as incentive compensation in addition to his Base Compensation ("Cash Incentive Compensation"). Cash Incentive Compensation for each fiscal year will be payable on or before the end of the first quarter of the following fiscal year. Receipt of Cash Incentive Compensation will be conditioned on the attainment of certain quantitative and qualitative performance objectives established for the Executive and all executive personnel of the Company by the Board (or the Compensation Committee thereof) in its sole and absolute discretion, except that for fiscal year 1998 the Executive shall be deemed to have satisfied the applicable objectives and shall be entitled to Cash Incentive Compensation at an annual rate of $200,000, prorated based on the number of calendar days the Executive is employed by the Company during fiscal year 1998. The parties expect that Cash Incentive Compensation equal to the percentage of the Executive's Base Compensation listed below will be awarded for future fiscal years if the Executive satisfies the level of performance set forth opposite the percentage below:


          % of Base            Level of
         Compensation    Performance Satisfied
         ------------    ---------------------
            25%          Threshold Performance
            50%          Target Performance(1)
            75%          Distinguished Performance

                     The parties further expect that a draft of the performance objectives for the Executive's fiscal year 1999 Cash Incentive Compensation will be available in November 1998 and approved at the February 1999 meeting of the Board. The parties expect that the Executive's Cash Incentive Compensation objectives for fiscal year 1999 will address the following strategic objectives: establishing a global brand name; innovation in developing new products and services; positioning the Company for an initial public offering; attaining profitability at a specified percentage of compounded growth, exploiting the Company's synergy with CarrAmerica by expanding service relationships; and being a leader in providing quality services.

                     (c) Equity-Based Incentive Compensation. On the date hereof, the Executive is being granted 120,000(2) units of restricted non-voting common stock of the Company and options to purchase up to 300,000(2) shares of non-voting common stock of the Company, all as set forth in the Stock Option Agreement and Restricted Stock Units Agreement to be entered into by the Company and the Executive as of the Effective Date in the forms attached as Exhibit A and Exhibit B hereto, respectively.

                     (d) Employee Benefits: Fringe Benefits. During the Employment Term, the Executive and his eligible dependents (where applicable) shall have the right to participate in each retirement, pension, insurance, health and other benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates) according to the terms of such plan or program with all the benefits, rights and privileges as are generally enjoyed by senior executive personnel of the Company. The Executive also shall be entitled to all fringe benefits, if any, that generally are enjoyed by senior executive personnel of the Company.

                     (e) Vacation; Sick Leave; Holidays; Leaves of Absence. The Executive shall be entitled to 20 days of paid vacation leave each year on dates mutually agreed upon by the Company and the Executive. The Executive also shall be entitled to 10 days of paid sick leave each year and to the same paid holidays provided to the other employees of the Company. In addition, the Executive may be granted leaves of absence with or without pay for such valid and legitimate reasons as the Board in its sole and absolute discretion may determine.

                     (f) Expenses. The Executive shall be entitled to receive reimbursement for all reasonable and necessary expenses incurred by him in connection with the performance of business-related duties under this Agreement. The Company shall consider the following as among the reasonable and necessary expenses incurred in connection

----------


(1) It is contemplated that "Target Performance" will include objectives that the parties believe are 70-80% likely to be met.

(2) To be adjusted to treat all forms of CarrAmerica investment in OmniOffices (i.e., debt, debt guarantees and equity) as equity.

with the performance of business-related duties under this Agreement: (i) the Executive's reasonable expenses incurred in connection with his membership in the Young Presidents Organization; and (ii) costs to "upgrade" to first class air travel from a full coach fare incurred by the Executive in connection with his performance of business-related duties under this Agreement.

                  4. Termination and Termination Benefits.


                     (a) Termination by the Board.

                         (i) Without Cause. The Board, with the approval of a
                   majority of the members of the Board (not including the Executive) and after affording the Executive an opportunity to meet with at least a quorum of the Board, may terminate the Executive's employment under this Agreement without cause at any time by written notice to the Executive. The Executive's employment hereunder shall terminate immediately upon his receipt of such notice. In the event of such a termination, the Executive shall be paid (A) at such times as the Company otherwise would have paid the Executive his Base Compensation had the Executive remained employed by the Company, his Base Compensation for a period of two years from the date the Executive receives written notice of the termination, and (B) at the time that annual cash bonus incentive compensation payments are made to senior executive personnel of the Company with respect to periods during a fiscal year in which the Executive was employed by the Company, Cash Incentive Compensation equal to the average of the Cash Incentive Compensation received by the Executive for the two fiscal years immediately preceding the fiscal year in question (which may be zero for either of such fiscal years), prorated based on the number of calendar days the Executive was employed by the Company during the fiscal year in question. For purposes of this Section 4(a)(i), termination of the Executive's employment in connection with the dissolution or final liquidation of the Company shall be considered a termination by the Board without cause.

                         (ii) For Cause. The Board may terminate the Executive's
                   employment under this Agreement for cause by written notice to the Executive. The Executive's employment hereunder shall terminate immediately upon his receipt of such notice. In the event of such a termination, the Executive shall be paid his Base Compensation up to the effective date of such termination, but the Executive shall not be entitled to any other compensation or payments (other than pursuant to Section 3(d) up to the effective date of termination). For purposes of this Section 4(a)(ii), "cause" shall mean (w) dishonesty of a material nature which relates to the performance of the Executive's duties hereunder, (x) criminal conduct (other than minor infractions and traffic violations) that relates to the performance of the Executive's duties hereunder, (y) the failure of the Executive to perform any of his duties under this Agreement (other than a failure due to disability) after written notice specifying the failure and a 15-day opportunity to cure (it being understood that if the Executive's failure to perform is not of a type requiring a single action to fully cure, then the Executive may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion), and
                  (z) any breach by the Executive of Section 5 or Section 6 of this Agreement.

                         (iii) Disability. If due to illness, physical or mental
                  disability, or other incapacity, the Executive shall fail, for a total of any six (6) months or more within any period of twelve (12) consecutive months, to perform the duties required by this Agreement, the Board may terminate the Executive's employment under this Agreement upon thirty (30) days' written notice to the Executive. In such event, the Executive shall be
                  (A) paid his Base Compensation up to the effective date of such termination, (B) paid, as soon as practicable thereafter in a lump sum, Cash Incentive Compensation at an annual rate equal to one-half of the Executive's Base Compensation for the fiscal year in which the termination occurred, prorated based on the number of calendar days the Executive was employed by the Company in the applicable year, and (C) provided with employee benefits pursuant to Section 3(d) hereof up to the effective date of termination.

                     (b) Termination by the Executive.

                         (i) Voluntarily. The Executive may terminate his
                  employment hereunder voluntarily upon one hundred and twenty
                  (120) days' prior notice to the Board. Such a termination shall be effective one hundred and twenty (120) calendar days after the delivery of such notice unless the Board agrees to another effective date. In the event of such a termination, the Company shall pay to the Executive any unpaid Base Compensation in respect of the period through the effective date of the termination and any unpaid Cash Incentive Compensation in respect of years preceding the year in which such termination becomes effective, but shall have no further obligation or liability to pay Base Compensation or Cash Incentive Compensation to the Executive under this Agreement. The Executive's obligations and liabilities to the Company under this Agreement shall cease as of the effective date of such a termination (except his obligations under Section 5 and Section 6, which shall survive).

                         (ii) For Good Reason. The Executive may terminate his
                  employment under this Agreement for good reason upon thirty
                  (30) days' written notice to the Board (during which period the Executive shall continue to perform the duties of President and Chief Executive Officer of the Company under this Agreement or as specified by the Board), provided that
                  (i) such written notice shall specify the nature of the Company's action or actions as the result of which the Executive has the right to terminate this Agreement pursuant to this Section 4(b)(ii), and (ii) during which period the Company shall have the opportunity to cure. In such event, the Executive shall be paid (A) at such times as the Company otherwise would have paid the Executive his Base Compensation had the Executive remained employed by the Company, his Base Compensation for ninety (90) calendar days after the effective date of termination under this
                  Section 4(b)(ii), and (B) at the time that annual cash bonus incentive compensation payments are made to senior executive personnel of the Company with respect to periods encompassed within the then current Employment Term, Cash Incentive Compensation at an annual rate equal to one-half of the Executive's Base Compensation for the fiscal year in which the termination occurred, prorated based on the number of calendar days the Executive was employed by the Company in the applicable year. For purposes of this Section 4(b)(ii), "good reason" shall mean, without the Executive's express consent,
                  (v) the Company's failure to make any of the payments or provide any of the benefits to the Executive due under this Agreement, (w) the regular assignment of duties to the Executive materially inconsistent with the position, duties, responsibilities and status of President and Chief Executive Officer of the Company, (x) removal of the Executive from the Board or his failure to be re-elected to the Board, (y) the Company's requiring the Executive to be based anywhere other than within a 50-mile radius of Dallas, Texas, except for required travel on the Company's business, or (z) a change in the Executive's title or office.

                     (c) Death Benefit. Notwithstanding any other provision of
                  this Agreement, this Agreement shall terminate on the date of the Executive's death. In such event, the Executive's estate shall be paid (A) at such times as the Company otherwise would have paid the Executive his Base Compensation had the Executive remained employed by the Company, his Base Compensation for a period of one year from the date of death, and (B) at such times as annual cash incentive compensation payments are made to senior executive personnel of the Company with respect to the period for which the Executive's estate is paid his Base Compensation, Cash Incentive Compensation for such one-year period at an annual rate equal to one-half of the Base Compensation paid, and (C) any applicable employee benefits to which the Executive became entitled pursuant to
                  Section 3(d) before the date of his death. In addition, upon the death of the Executive, the Company shall continue to provide for 90 days, at the Company's expense, the same level of health insurance and other benefits for the Executive's eligible dependants as the Company provided for them at the time of the Executive's death.

                   5.   Confidential Information.

                        (a) Acknowledgment. The Executive acknowledges that his employment by the Company will bring him into close contact with confidential proprietary information of the Company, including information regarding costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, other business methods, plans for future developments, and other information not readily available to the public, the disclosure of which to third parties would in each case have a material adverse effect on the Company's business operations ("Confidential Information").

                        (b) Agreement Regarding Confidentiality. The Executive will keep secret all Confidential Information and will not intentionally disclose Confidential Information to anyone outside of the Company other than in the course of performance of his duties under this Agreement either during or after the termination of his employment hereunder except that (i) the Executive shall have no such obligation to the extent Confidential Information is or becomes publicly known other than as a result of the Executive's breach of his obligations hereunder and (ii) the Executive may disclose such matters to the extent required by applicable laws, or governmental regulations or judicial or regulatory processes.

                        (c) Return of Records. The Executive will deliver promptly to the Company on termination of his employment by the Company, or at any other time the Board may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company's business that he obtained while employed by, or otherwise serving or acting on behalf of, the Company and that he may then possess or have under his control. In the event the Executive fails to comply with his obligations under this Section 5(c), the Company shall be entitled to injunctive relief enforcing such obligations to the extent reasonably necessary to protect the Company's legitimate interests.

                   6.   Noncompetition.

                        (a) Restrictions on Competitive Activity. During the Executive's active employment under this Agreement and for a period of twenty-four (24) months following the delivery of a notice of termination pursuant to Section 4(a)(i) or Section 4(b) hereof, the Executive will not, without the prior written approval of a majority of the members of the Board (not including the Executive), (i) engage directly or indirectly in, or become employed by, serve as an agent or consultant to or become an officer, director, partner, principal or stockholder of any partnership, corporation or other entity which is engaged in a business which is directly competitive in any city with any business in which the Company is engaged at the time such relationship is entered into, (ii) directly or indirectly seek, solicit or accept for employment or retention as an independent contractor by any such entity any person who was employed or retained as an independent contractor by the Company during the Executive's active employment under this Agreement, or (iii) directly or indirectly seek, solicit or accept the business of any person, entity, association or group of any kind that was a customer, client or actively solicited prospective customer or client of the Company during the Executive's active employment under this Agreement. As long as the Executive does not engage in any other activity prohibited by this
Section 6(a), the Executive's ownership of less than 2% of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute an activity prohibited under this Section 6(a). In the event the Executive competes with the Company in violation of this
Section 6(a), the Company shall be entitled to injunctive relief enforcing the provisions of this Section, regardless of whether the Company is also entitled to damages.

                  (b) Compensation Adjustments. If the Executive competes with the Employer in violation of Section 6(a) following the delivery of a notice of termination pursuant Section 4(a)(i) or Section 4(b)(ii), (i) first, to the extent that Base Compensation and Cash Incentive Compensation remains to be paid to the Executive, the total Base Compensation and Cash Incentive Compensation payable to the Executive pursuant to such sections shall be reduced by the total amount of compensation received by the Executive by reason of such competitive activity with respect to the twenty-four (24) month period following the delivery of the applicable notice of termination, and (ii) second, to the extent that the reductions in clause (i) were less than the amount of compensation received by the Executive by reason of such competitive activity with respect to the twenty-four (24) month period following the delivery of the applicable notice of termination and to the extent compensation has been paid to the Executive pursuant to Section 4(a)(i) of Section 4(b)(ii) without reduction pursuant to this Section 6(b), the Executive shall repay to the Company an amount equal to the lessor of (y) the total amount of compensation received by the Executive by reason of such competitive activity with respect to such twenty-four (24) month period less the amount of reductions pursuant to clause
(i), and (z) the total amount of compensation received by the Executive hereunder with respect to such twenty-four (24) month period.

         7. Indemnification; D&O Insurance.

                  (a) Indemnification. The Executive shall be entitled in connection with his employment under this Agreement to the benefit of the indemnification provisions contained on the date hereof in the Articles of Incorporation and By-Laws of the Company, as the same may hereafter be amended (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to the Executive), to the fullest extent permitted by applicable law. The Company shall in addition cause the Executive to be indemnified in accordance with Section 145 of the Delaware General Corporation Law to the fullest extent permitted by such section, to the extent required to make the Executive whole in connection with any loss, cost or expense indemnificable thereunder.

                  (b) D&O Insurance. The Company shall use its best efforts to continue to maintain (with reputable and financially sound insurers) on reasonable business terms one or more directors' and officers' liability insurance policies that cover the

Executive at a level that is commercially reasonable (in light of the Company's business and the risks of litigation or claims).

        8. Miscellaneous.

           (a) Integration; Amendment. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior understandings and agreements among the parties with respect to the matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by the Executive and the Company.

           (b) Assignment. The Company may assign this Agreement to any successor by operation of law or purchaser of all or substantially all of the assets of the Company. The Executive may not assign this Agreement or any right or interest therein, whether by operation of law or otherwise, without the prior written consent of the Company.

           (c) Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

           (d) Waivers. The failure or delay of any party at any time to require performance by any other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

           (e) Power and Authority. The Company represents and warrants to the Executive that it has the requisite corporate power to enter into this Agreement and perform the terms hereof; and that the execution, delivery and performance of this Agreement by it has been duly authorized by all appropriate corporate action.

           (f) Burden and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and, subject to
Section 6(b) above, assigns. Any provision of this Agreement which by its terms requires performance beyond the term of this Agreement shall survive the term of this Agreement in accordance with the terms of such provision.

           (g) Time is of the Essence. Time is of the essence for all purposes of this Agreement.

           (h) Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled finally and exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Such arbitration shall be conducted in the State of Texas by a sole arbitrator appointed by the

American Arbitration Association in accordance with its rules and any finding by such arbitrator shall be final and binding upon the parties. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of the State of Georgia for this purpose. Nothing contained in this Section 6(h) shall be construed to preclude the Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent a breach or contemplated breach of this Agreement.

         (i) Governing Law; Headings. This Agreement and its construction, performance, and enforceability shall be governed by, and construed in accordance with, the laws of the State of Texas. Headings and titles herein are included solely for convenience and shall not affect the interpretation of this Agreement.

         (j) Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission and followed promptly by mail, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

         If to the Executive:

         Gary Kusin

         ------------------------------

         ------------------------------

         ------------------------------
         Facsimile:

         If to the Company:

         OmniOffices, Inc.
         1117 Perimeter Center West
         Suite 500 East
         Atlanta, Georgia 30338
         Att'n: Chairman
         Facsimile:

         Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was received; provided, however, that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day. Any notice sent by facsimile transmission shall be deemed to have been given and received on the business day next following the day of transmission.

         (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the date first above written.


                                                 OMNIOFFICES, INC.


                                                 By:
                                                    ---------------------------
                                                 Name:
                                                      -------------------------
                                                 Title:
                                                       ------------------------



                                                 ------------------------------
                                                 GARY KUSIN

CarrAmerica Realty Corporation
--------------------------------------------------------------------------------


MEMORANDUM


                                                                  [COMPANY LOGO]



To:       Gary M. Kusin

From:     Kelly S. Holdcraft

Date:     January 4, 1999

Re:       Stock Option Agreement and Restricted Stock Units Agreement


Attached please find for your files copies of our original Stock Option Agreement and Restricted Stock Units Agreement between you and OmniOffices, Inc. We believe that originals of these agreements were previously forwarded to you for your execution and files.

Please do not hesitate to contact me directly at 202/729-7572 with any questions. It has been a pleasure assisting you in this matter.

Attachments

cc:  Joseph D. Wallace (w/attach.)
     David W. Bonser (w/attach.)
     Linda A. Madrid (w/o attach.)

HOGAN & HARTSON L.L.P.

                                   MEMORANDUM

                                                              September 25, 1998


TO:   Tom Carr

FROM: David Bonser
      Jerry Laporte

RE:   FINAL KUSIN STOCK OPTION AGREEMENT AND RESTRICTED STOCK UNITS AGREEMENT


      Enclosed for your final review are two execution copies of the proposed Stock Option Agreement and Restricted Stock Units Agreement for Gary Kusin, including exhibits. Also enclosed for your review are the changed pages to those agreements, marked to show changes from the drafts sent out last Friday (copies of which have already been faxed to Brian and Linda).

      Also enclosed are two copies of a replacement first page of Mr. Kusin's employment agreement. We noticed that reference was made to the wrong HQ London entity in Paragraph 1 of the agreement, and have prepared a replacement page for each of Omni and Mr. Kusin.

      We believe that the documents are in final form and ready for execution. (We are missing Exhibit C to the Restricted Stock Units Agreement, but that needs to be provided by Gary.) If you agree, you should execute both copies of the agreements and send them on to Gary for his signature, along with the replacement page for the employment agreement.

      Please call either of us with any questions or final comments.

                                             D.B. (202/637-5868)
                                             G.L. (202/637-6528)

Enclosures

cc: Linda Madrid

                           HQ GLOBAL WORKPLACES, INC.


Mr. Gary Kusin
Chief Executive Officer
HQ Global Workplaces, Inc.


                  Re: Agreement to Amend Employment Agreement


Dear Gary:

     You currently are a party to an Employment Agreement, dated September 4, 1998 (the "Employment Agreement"), with HQ Global Workplaces, Inc., formerly known as OmniOffices, Inc. (the "Company"). By its terms, the Employment Agreement may be amended at any time, provided that the amendment is in writing and is signed by you and the Company. The Company currently is negotiating an agreement pursuant to which VANTAS Incorporated will be merged with and into the Company, and the Company will be the surviving entity (the "Merger"). In connection with the negotiation of such agreement, and subject in its entirety to the closing of such Merger, the Company hereby agrees to amend your Employment Agreement in the following manner. Any terms used below with initial capital letters and not defined herein shall have the meanings given thereto in the Employment Agreement.

EFFECTIVE DATE: The following amendments will become effective upon the date of the closing of Merger (the "Closing Date").

TITLE: During the Employment Term following the Closing Date, you will remain the Chief Executive Officer of the Company.

PRINCIPAL FINANCIAL TERMS - CASH COMPENSATION

o During the Employment Term following the Closing Date, your Base Compensation will equal $600,000, pro-rated in year 2000 from the Closing Date. This Base Compensation will be reviewed annually and consideration will be made in that review to comparable salary data provided by either Watson Wyatt, The Hay Group or another reputable executive compensation firm agreed upon by you and the Board.

o During the Employment Term following the Closing Date, your target Cash Incentive Compensation will equal $300,000 (50% of your initial Base Compensation), pro-rated in year 2000 from the Closing Date. Your Cash Incentive Compensation can potentially range from 25% of Base Compensation to 75%, based on objectives and criteria that will be established by you and the Board. The expectation is that the 50% bonus would apply 70-80% of the time, and that the bonus percentage would only be at the lower or the higher end of the range as a result of exceptionally poor or good performance, respectively.

PRINCIPAL FINANCIAL TERMS - STOCK AND OPTION GRANTS

o As soon as practicable following the Closing Date, you will receive options to purchase common stock of the Company with a value equal to 6X your Base Compensation, or $3,600,000, which will become exercisable over a four-year period (37.5% after 18 months, then 12.5% every 6 months up to 100% in total, provided in each case that you are still employed by the Company on the applicable vesting date). The exercise price per share will equal the per share valuation used for purposes of the Merger.

o As soon as practicable following the Closing Date, you will receive a grant of restricted common stock in the Company with a value equal to 2.5X your Base Compensation, or $1,500,000, which will become vested over a four-year period (37.5% after 18 months, then 12.5% every 6 months up to 100% in total, provided in each case that you are still employed by the Company on the applicable vesting date).

o You will make a personal investment of $900,000, or 1.5X your Base Compensation, in restricted common stock of Reckson Services Industries, Inc., dba FrontLine Capital Group, Inc. ("Frontline"). Your ability to sell the Frontline stock, while still an employee, will be limited in terms of the aggregate shares purchased as follows:

        -  None until 18 months after the Closing Date,

        -  Up to 37.5% on or after the 18-month point, then

        - Up to an additional 12.5% on or after each subsequent six month point, until the aggregate 100% total is reached

     In the event that you cease to be an employee of the Company, your ability to sell the Frontline stock will revert to 100%. In all cases usual terms and conditions for restricted stock purchases or sales (e.g. insider rules) will apply.

o For each share of Frontline stock purchased by you, up to the $900,000 limit described above, you will be granted an option to purchase one share of restricted FrontLine stock. The stock purchase price and option exercise price will equal the market price per share of such stock at the close of business on the Closing Date. The options will become exercisable over a four year period (37.5% after 18 months from the effective date, then 12.5% every 6 months up to 100% in total, provided in each case that you are still employed by the Company on the applicable vesting date).

FRINGE BENEFITS, VACATION, INDEMNIFICATION, EXPENSES, TERMINATION AND SEVERANCE PROVISIONS

o    Company paid business class ticket for spouse once per year

o All other provisions of the Employment Agreement will remain in effect during the Employment Term following the Closing Date. In addition, the foregoing provisions and obligations will not become effective unless and until the Closing occurs.

Please indicate your acknowledgement of and acceptance of the foregoing by signing and dating this letter in the space provided below.


                                       HQ Global Workplaces, Inc.


                                       By:
                                          ---------------------------

ACKNOWLEDGED AND AGREED
this 14 day of January, 2000:

/s/ GARY KUSIN
------------------------
      Gary Kusin

ACKNOWLEDGED AND AGREED
this 14 day of January, 2000:

Reckson Services Industries, Inc.

By: [ILLEGIBLE]
   ---------------------
      CEO